Exhibit 23.3

CONSENT OF STANTEC CONSULTING SERVICES INC.

October 29, 2019

To whom it may concern:

Subject: Warrior Met Coal, Inc.

Dear Madam or Sir:

Stantec Consulting Services Inc. is an independent geologic and mining consultancy engaged in mineral resource analysis and mine planning. We issued a report dated January 24, 2019 relating to certain proven and probable coal reserves of Warrior Met Coal, Inc. (the “Company”) as of December 31, 2018 (the “Report”), which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We hereby consent to (i) the incorporation by reference of the Report in the Company’s Registration Statement on Form S-3ASR (this “Registration Statement”); (ii) the use in this Registration Statement of the information contained in the Report; and (iii) the references to Stantec Consulting Services Inc. in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Yours Sincerely,

STANTEC CONSULTING SERVICES INC.

/s/ R. Kevin Whipkey
R. Kevin Whipkey, P.E.
Manager, Underground Coal Mining